                                                                  EXHIBIT (d)(3)

              STOCK VOTING, NON-TENDER AND CONTRIBUTION AGREEMENT


          THIS STOCK VOTING, NON-TENDER AND CONTRIBUTION AGREEMENT (this "Agreement") dated as of July 24, 2001, by and among EA Engineering Holdings, LLC, a Delaware limited liability company ("Parent"), EA Engineering Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquiror"), Loren D. Jensen ("Jensen"), and the Melanie Ann Jensen Irrevocable Trust, the Allison Ann Jensen Irrevocable Trust and the Aaron Keith Jensen Irrevocable Trust (collectively, the "Jensen Family Trusts"), Ecolair LLLP, a Maryland limited liability limited partnership ("Ecolair"), and The Louis Berger
Group, Inc., a New Jersey corporation ("Berger").   Jensen and the Jensen Family
Trusts are referred to herein collectively as the "Stockholders" and individually as a "Stockholder."

                                   RECITALS:

          WHEREAS, simultaneously with entering into this Agreement, Parent, Acquiror and EA Engineering, Science, and Technology, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquiror will commence a cash tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock") of the Company, at a price of $1.60 per share, and pursuant to which Acquiror will be merged with and into the Company (the "Merger");

          WHEREAS, Ecolair and Berger have formed Parent in order to effect the Offer and the Merger through Acquiror, its wholly owned subsidiary;

          WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Common Stock of the Company (the "Shares") set forth opposite such Stockholders' name on Schedule I hereto;

          WHEREAS, each Stockholder has agreed that such Stockholder shall not tender any Shares beneficially owned by such Stockholder in the Offer, as set forth herein;

          WHEREAS, each Stockholder has agreed to vote any Shares beneficially owned by such Stockholder in favor of the Merger and the Merger Agreement and the transactions contemplated thereby if stockholder approval is required and such Stockholder has agreed to vote against any competing offer to acquire the Company;

          WHEREAS, after the Offer has expired and, subject to the satisfaction of the conditions of the Offer or the waiver of such conditions pursuant to the Merger Agreement, immediately prior to the purchase by Acquiror of the shares of Common Stock of the Company properly tendered and not withdrawn, (i) each Stockholder shall contribute all of his or its issued and outstanding shares of Common Stock of the Company to the Parent in exchange for a membership interest in the Parent, (ii) Ecolair and Berger shall make their initial capital contributions of cash to the Parent pursuant to Section 5.1.1 of the LLC Agreement (as defined herein) of Parent and (iii) Parent shall contribute such shares of Common Stock of the Company and cash to Acquiror;

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that each Stockholder, Ecolair and Berger enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  Definitions.  For purposes of this Agreement capitalized terms
              -----------
used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

          2.  Non-Tender of Shares.
              --------------------

          (a) Each Stockholder hereby agrees not to tender for acceptance by Acquiror in the Offer any Shares owned by such Stockholder as of the date hereof and any Shares hereafter acquired (all such Shares owned as of the date hereof or hereinafter acquired, the "Securities").

          (b) Each Stockholder hereby agrees to permit Parent and Acquiror to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and intent with respect to the Securities and the nature of its commitments under this Agreement.

          3.  Voting of Securities.
              --------------------

          (a) Agreement to Vote.  Each Stockholder, in its capacity as a
              -----------------
stockholder of the Company, hereby agrees that during the period commencing on the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement (such period, the "Voting Period"), at any meeting of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company where the Stockholder is entitled to vote, such Stockholder shall vote (or cause to be voted) the Securities (x) in favor of the Merger, and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof,
(y) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement, and (z) except as otherwise agreed to in writing in advance by Acquiror, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iii) (A) any change in the Persons who constitute the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or have a material adverse effect on the Merger and the transactions contemplated by this Agreement or the Merger Agreement. Each Stockholder hereby agrees that such Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be to violate the provisions and agreements contained in this Agreement.

          (b) Other Proxies Revoked.  Each Stockholder represents and warrants
              ---------------------
that any proxies heretofore given in respect of such Stockholder's Securities are not irrevocable, and that all such proxies have been or are hereby revoked.

          4.  Contribution of Securities and Cash.  (a) After the Offer has
              -----------------------------------
expired and, subject to the satisfaction of the conditions of the Offer or the waiver of such conditions pursuant to the Merger Agreement, immediately prior to the purchase by Acquiror of the shares of Common Stock of the Company properly tendered and not withdrawn, then at such time each Stockholder shall contribute all of his or its issued and outstanding shares of Common Stock of the Company to the Parent in exchange for a membership interest in the Parent and Parent shall admit each Stockholder as a member. As a result of such contribution, Jensen and the Family Trusts shall own a LLC Interest in Parent representing the Percentage Interest in the Parent as set forth opposite such Stockholder's name on Schedule I hereto. Such LLC Interest shall be governed by the Parent's Limited Liability Company Agreement dated as of July 23, 2001 (the "LLC Agreement"). For purposes hereof, the terms "LLC Interest" and "Percentage Interest" shall have the meanings ascribed to such terms in the LLC Agreement. The Parent shall contribute the shares of Common Stock of the Company contributed by the Stockholders to the Acquiror.

          (b) After the Offer has expired and, subject to the satisfaction of the conditions of the Offer or the waiver of such conditions pursuant to the Merger Agreement, immediately prior to the purchase by Acquiror of the shares of Common Stock of the Company properly tendered and not withdrawn, then at such time Ecolair and Berger shall make their initial capital contributions of cash to the Parent pursuant to Section 5.1.1 of the LLC Agreement of the Parent.

          5.  Representations and Warranties of each Stockholder.  Each
              --------------------------------------------------
Stockholder, severally and not jointly, hereby represents and warrants to Parent, Acquiror and Berger as follows:

          (a) Power, etc.  Such Stockholder has all necessary power and
              ----------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (b) Ownership of Securities.  Such Stockholder is the record and
              -----------------------
beneficial owner of the Securities listed beside such Stockholder's name on
Schedule I attached hereto. The Securities listed on Schedule I constitute all of the shares of capital stock of the Company owned of record or beneficially by such Stockholder as of the date hereof. All of such Securities are issued and are outstanding and except as set forth on Schedule I attached hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of capital stock of the Company. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Securities, with no limitations, qualifications or restrictions on such rights, subject only to applicable laws, the Company's Certificate of Incorporation and the terms of this Agreement.

          (c) No Conflicts.  (i) No filing with, and no permit, authorization,
              ------------
consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and
(ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

          (d) No Finder's Fees.  Except as disclosed pursuant to the Merger
              ----------------
Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (e) No Encumbrances.  The Securities listed beside such Stockholder's
              ---------------
name on Schedule I attached hereto and the certificates representing such Securities are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (f) Reliance by Acquiror.  Such Stockholder understands and
              --------------------
acknowledges that Parent and Acquiror are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

          6.  Additional Covenants of each Stockholder.  Each Stockholder
              ----------------------------------------
covenants and agrees as follows:

          (a) Restriction on Transfer, Proxies and Non-Interference.  Such
              -----------------------------------------------------
Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any Stock Option or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement with respect to any of the

Securities or any Stock Option; (iii) exercise any Stock Option; or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          (b) Waiver of Appraisal Rights.  Such Stockholder hereby irrevocably
              --------------------------
waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          (c) Cooperation.  Such Stockholder, in the capacity as a stockholder,
              -----------
shall cooperate fully with Parent, Acquiror and the Company in connection with their respective efforts to fulfill the conditions to the Merger set forth in
Article VII of the Merger Agreement and the conditions to the Offer set forth in Annex A to the Merger Agreement.

          7.  Fiduciary Duties.  Notwithstanding anything in this Agreement to
              ----------------
the contrary, the covenants and agreements set forth herein shall not prevent any Stockholder serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in the capacity of a director of the Company.

          8.  Miscellaneous.
              -------------

          (a) Further Assurances.  From time to time, at Acquiror's request and
              ------------------
without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          (b) Notices.  All notices and other communications hereunder shall be
              -------
in writing and shall be deemed given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by overnight courier or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to Parent or Acquiror, to:

                    EA Engineering Holdings, LLC
                    11019 McCormick Road, Suite 250
                    Hunt Valley, MD 21031
                    Attention: Loren D. Jensen
                    Facsimile No.: (410) 527-3502

               with a copy to:

                    Hogan & Hartson L.L.P.
                    111 S. Calvert Street, Suite 1600
                    Baltimore, MD 21202
                    Attention: Walter G. Lohr, Jr.
                    Facsimile No.: (410) 539-6981

          (ii) if to Jensen, to:

                           Loren D. Jensen
                           c/o EA Engineering, Science, and Technology Inc. 11019 McCormick Road
                           Hunt Valley, MD 21031
                           Facsimile No.: (410) 771-1812

                       with a copy to:

                           Hogan & Hartson L.L.P.
                           111 S. Calvert Street, Suite 1600
                           Baltimore, MD 21202
                           Attention:  Walter G. Lohr, Jr.
                           Facsimile No.:  (410) 539-6981

                 (iii) if to any of the Jensen Family Trusts, to:

                           c/o Ecolair LLP
                           11019 McCormick Road, Suite 250
                           Hunt Valley, MD 21031
                           Attention: Trustee
                           Facsimile No.: (410) 527-3502

                 (iv)  if to Ecolair, to:

                           Ecolair LLLP
                           11019 McCormick Road, Suite 250
                           Hunt Valley, MD 21031
                           Attention:  Loren D. Jensen
                           Facsimile No.: (410) 527-3502

                       with a copy to:

                           Hogan & Hartson L.L.P.
                           111 S. Calvert Street, Suite 1600
                           Baltimore, MD 21202
                           Attention:  Walter G. Lohr, Jr.
                           Facsimile No.:  (410) 539-6981

                 (v)   if to Berger, to

                          The Louis Berger Group, Inc.
                          100 Halsted Street
                          East Orange, New Jersey 07018
                          Facsimile No.: (973) 672-4284
                          Attention: Derish M. Wolff

          (c)    Interpretation.  When a reference is made in this Agreement
                 --------------
to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (d) Counterparts.  This Agreement may be executed in counterparts,
              ------------
all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (e) Entire Agreement; No Third-Party Beneficiaries.  This Agreement,
              ----------------------------------------------
including the documents and instruments referred to herein (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder.

          (f) Governing Law.  This Agreement shall be governed by, and construed
              -------------
in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

          (g) Assignment.  Neither this Agreement nor any of the rights,
              ----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent and Acquiror may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          (h) Severability.  If any term or other provision of this Agreement is
              ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          (i) Enforcement of this Agreement.  The parties agree that irreparable
              -----------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.  Termination.  This Agreement shall terminate, and no party shall
              -----------
have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time of the Merger, except nothing in this Section 8 shall relieve any party of liability for breach of this Agreement.

          9.  Intended Tax Consequences.  It is the intention of the parties to
              -------------------------
this Agreement that, for federal income tax consequences, (1) the transfer by the Stockholders to Parent of all of his or its issued and outstanding shares of Common Stock of the Company, (2) the subsequent contribution by Parent to Acquiror of the shares of Common Stock of the Company received by Parent from the Stockholders, (3) the conversion of Acquiror's shares of common stock into Common Stock of the Company that will occur by operation of law pursuant to the Merger, and (4) the subsequent distribution to the Stockholders of the Common Stock of the Company upon the dissolution of Parent will be considered as circular and transitory steps and will be disregarded. It is also the intention of the parties to this Agreement that, for federal income tax consequences, the formation of Parent and the formation and merger of Acquiror are to be disregarded as transitory as both Parent and Acquiror are entities formed solely to effectuate the Offer and the Merger and will be created and extinguished in an integrated transaction.

          IN WITNESS WHEREOF, Parent, Acquiror, each Stockholder, Ecolair and Berger have caused this Agreement to be duly executed as of the day and year first above written.

                              EA ENGINEERING HOLDINGS, LLC


                              By: /s/ Loren D. Jensen
                                  -------------------
                              Name: Loren D. Jensen, Ph.D.
                              Title: President


                              EA ENGINEERING ACQUISITION CORPORATION


                              By: /s/ Loren D. Jensen
                                  -------------------
                                  Name: Loren D. Jensen, Ph.D.
                                  Title: President



                              /s/ Loren D. Jensen
                              -------------------
                              Loren D. Jensen, Ph.D.


                              MELANIE ANN JENSEN IRREVOCABLE TRUST

                              By: /s/ Allison A. Jensen
                                  ---------------------
                                  Allison A. Jensen, Trustee

                              ALLISON ANN JENSEN IRREVOCABLE TRUST


                              By: /s/ Aaron K. Jensen
                                  -------------------
                                  Aaron K. Jensen, Trustee


                              AARON KEITH JENSEN IRREVOCABLE TRUST

                              By: /s/ Melanie A. Jensen-Ney
                                  -------------------------
                                  Melanie A. Jensen-Ney, Trustee

                              ECOLAIR LLLP

                              By: /s/ Loren D. Jensen
                                  -------------------
                              Name: Loren D. Jensen
                              Title: General Partner

                              THE LOUIS BERGER GROUP, INC.

                              By: /s/ Leon A. Marantz
                                  -------------------
                              Name: Leon A. Marantz
                              Title: Chairman of the Finance Committee

                                   Schedule I

----------------------------------------------------------------------------------------------
                                   Number of Shares
                                   ----------------
Stockholder                        Beneficially Owned          Percentage Interest in Parent
-----------                        ------------------          -------------------------------
----------------------------------------------------------------------------------------------
Loren D. Jensen                        1,552,978                            26.6%

----------------------------------------------------------------------------------------------
Melanie Ann Jensen                       234,000                             4.0%
 Irrevocable Trust

----------------------------------------------------------------------------------------------
Allison Ann Jensen                       234,000                             4.0%
 Irrevocable Trust

----------------------------------------------------------------------------------------------
Aaron Keith Jensen                       234,000                             4.0%
 Irrevocable Trust

----------------------------------------------------------------------------------------------